EXHIBIT 15

ACCOUNTANTS' ACKNOWLEDGEMENT

October 30, 2026

Minerals Technologies Inc.
New York, New York

Re: Registration Statement Nos. 333-160002, 33-59080, 333-62739, 333-138245, 333-206244, 333-249761, and 333-282854

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 30, 2026, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York